July 18, 2025

Julie Francis
[xxxxxxxxxx]
Dear Julie:

On behalf of MGP Ingredients, Inc. (the “Company”), we are pleased to offer you employment with the Company, as the Company’s President and Chief Executive Officer. If you accept this employment offer, and satisfy the employment conditions identified below, we anticipate your first day of employment with the Company will be July 21, 2025 (your “Start Date”).

As of your Start Date, the following terms concerning your employment will be in effect:

Position:     You will be employed by the Company as its President and Chief Executive Officer, reporting to, and subject to the direction of, the Company’s Board of Directors (the “Board”). You will have the duties, authorities and responsibilities commensurate with the positions, duties, authorities and responsibilities of presidents and chief executive officers in publicly traded and NASDAQ listed United States-based companies of similar size, and such other duties, authorities and responsibilities as the Board designates from time to time that are not inconsistent with your positions.

You agree to devote all of your business time and reasonable best efforts to the performance of your duties to the Company and to not engage in any other business activities that could conflict with your duties or services to the Company. You shall comply in all material respects with all policies of the Company as are from time to time in effect and applicable to the Company’s executive-level positions, including, without limitation, the Company’s corporate governance guidelines, clawback policies and stock ownership guidelines.

Following the one (1) year anniversary of your Start Date, you may be permitted to serve on a board of directors of no more than one (1) other public or private for-profit company provided such service does not violate your obligations pursuant to this letter or the Employee Covenant Agreements (as defined below) and you obtain consent from the Board in advance of such service (which consent will not be unreasonably withheld).

Work Location:    Your principal place of employment will be in St. Louis, Missouri, and you agree to maintain a residence in the St. Louis, Missouri metropolitan area. You acknowledge and agree that your duties will also include significant travel to the Company’s St. Louis, Missouri office, other Company offices, and to meet with Company customers and suppliers, and travel associated with representing the Company at industry-related events.

Base Salary:    Your initial annual base salary will be $900,000.00, less applicable withholdings and payable in accordance with the Company’s standard payroll practices. The Human Resources and Compensation Committee of the Board (the “HRCC”) may adjust your annual base salary from time to time, but it may not be decreased without your written consent.

Short-Term
Incentive:    You will be eligible to participate in the Company’s Short-Term Incentive Plan (as may be amended from time to time in the discretion of the HRCC, the “STI Plan”), with a target STI Plan payment for the attainment of the Company’s target performance measures for an applicable STI Plan year being 100% of your then-current annual base salary, with a maximum payout opportunity equal to 200% of your target STI Plan award amount, with a threshold payout equal to 50% of your target STI Plan award, and no payout for below threshold performance, and in each case, with the terms and conditions determined by the HRCC, which will be consistent with the terms and conditions of STI awards granted to other senior executives under the STI Plan.

Your actual STI Plan award for 2025 will be pro-rated by multiplying your otherwise calculated award under the STI Plan for 2025 by a fraction equal to the number of days you are employed during fiscal 2025 divided by 365. The payout amount will be determined by the HRCC in accordance with the terms of the STI Plan, with any STI Plan payout amount generally paid in mid-March of the year immediately following the calendar year for which such STI Plan payment is earned.

The defined term “Cause,” for purposes of your STI Plan grants, shall have the same meaning ascribed to such term in the Company’s Amended and Restated Executive Severance Plan established on May 25, 2022 (the “Executive Severance Plan”), as modified by this letter.

Long-Term
Incentive:    You will be eligible to participate in the Company’s long-term equity incentive (“LTI”) program for each fiscal year during which you are employed by the Company.

For 2025, you will be granted equity awards with a target value of $2,300,000.00, with 25% of such value in the form of restricted stock awards (“RSUs”), subject to three-year installment vesting (i.e., one-third per year on the anniversary of the Grant Date); and 75% in the form of Performance Stock Units (“PSUs”), subject to cliff vesting (i.e., 100% vesting) on the three-year anniversary of the Grant Date, with a one-year performance measurement period based on the attainment of the 2025 Company performance measures, and with a maximum payout opportunity equal to 200% of target, threshold payout equal to 50% of target, and no payout for below threshold performance. 2025 LTI grants will be granted effective on your Start Date, provided that if your Start Date occurs during a blackout period under the Company’s insider trading policy, then such grants will be delayed to the trading day following the expiration of such blackout period (the “Grant Date”). The number of RSUs and PSUs will be determined by the closing price of the Company’s common shares on the trading day immediately prior to the Grant Date.

For 2026 and beyond, LTI grants are generally made in March of each year, with the terms and conditions of your LTI awards determined by the HRCC, which will be consistent with the terms and conditions of LTI awards granted to other senior executives under the Company’s LTI program. For 2026, your LTI award will have a target grant date value of $2,300,000.00.

The defined terms “Cause” and “Good Reason,” for purposes of your LTI grants, shall have the same meanings ascribed to such terms in the Executive Severance Plan, as modified by this letter.

Sign-on
Cash Incentive:    You will receive a one-time sign-on $100,000.00 cash bonus payment, less applicable withholdings and payable on or about your Start Date. If your employment with the Company ends prior to the one-year anniversary of your Start Date due to your voluntary resignation (i.e., a termination initiated by you without Good Reason) or by the Company for Cause, then you must repay the gross amount of the sign-on cash bonus ($100,000.00) to the Company no later than thirty (30) days after your last day of employment with the Company.

Sign-on
Stock Option
Award:    On the Grant Date, you will receive a one-time stock option award with the number of options calculated by dividing (a) $1,500,000.00 by (b) 38% of the closing price of a common share of the Company on the Grant Date, subject to two-year cliff vesting (i.e., 100% on the second anniversary of the Grant Date), an exercise price equal to the closing price of the Company’s common shares on the Grant Date, and a ten-year exercise period (subject to earlier termination as set forth in the applicable stock option award agreement).

For purposes of this sign-on stock option award, the defined terms “Cause” and “Good Reason” shall have the same meanings ascribed to such terms in the Executive Severance Plan, as modified by this letter.

Paid Time Off:     Each year you are employed by the Company you shall be entitled to twenty-five (25) days paid time off, prorated for 2025, and otherwise granted and to be used in accordance with the Company’s paid time off policies and provided that such paid time off does not substantially interfere with the performance of your duties hereunder.

Automobile
Allowance:    You will be entitled to an allowance for a vehicle of a taxable amount of $1,200.00 per month, and you shall be entitled to a gas allowance in accordance with applicable Company policy.

Relocation and
Attorneys’ Fees:    You will be eligible to receive a taxable stipend for temporary housing and commuting expenses of a pre-tax total of $100,000.00, with $25,000.00 payable to you on or about your Start Date and the remaining $75,000.00 payable to you in three installments of $25,000.00, each payable on the first payroll date on or after the dates that are three, six, and nine months after your Start Date, subject to you being employed by the Company on each payment date. In addition, you will receive a taxable payment of $10,000.00 on or about your Start Date, with such amount intended to cover your legal expenses associated with your review of this letter and other documents associated with your employment with the Company.

Other
Benefits:    You will be eligible to participate in the various employee benefit plans offered by the Company from time to time, subject to the eligibility and other provisions of those plans. The Company’s current benefit plans include health insurance, disability insurance, life insurance and a 401(k) plan. You will also be eligible to participate in any perquisite programs generally provided to senior officers of the Company. The Company provides no assurance as to the adoption or continuation of any particular employee benefit plan or program or fringe benefits.

Expenses:    You will be reimbursed for all legitimate and necessary business expenses in accordance with the Company’s normal reimbursement policies and procedures.

Taxes:    All forms of compensation you receive in connection with your employment with the Company are subject to applicable withholdings and payroll taxes and all other deductions required by law.

The payments and benefits under this letter are intended to be exempt from, or comply with, Section 409A of the Internal Revenue Code, as amended, including any regulations or other guidance promulgated thereunder (“Code Section 409A”) and to the maximum extent permitted this letter shall be construed and interpreted in accordance with such intent. Consistent with the requirements of Code Section 409A, reimbursement of any expenses under this letter or any other plan or agreement shall be provided no later than December 31 of the year following the year in which the expense was incurred.

Severance:    You will be eligible for severance benefits pursuant to the terms and conditions of the Company’s Executive Severance Plan and subject to the following modifications: (i) the definition of “Good Reason” is modified to include: (1) any change of your principal place of employment that is the result of the Company’s designation of a new corporate headquarters shall not constitute Good Reason if you and the Board are aligned on the decision;
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and (2) provided you resign from any cannabis-related business activities prior to the Company’s 2026 Annual Meeting of Stockholders and you are employed by the Company as its President and Chief Executive Officer, any failure by the Board to nominate you to serve on the Board in connection with the Company’s 2026 Annual Meeting of Stockholders shall constitute a Good Reason event, subject to satisfaction of the other notice and cure conditions necessary to allow you to resign for Good Reason; and (ii) the definition of “Cause” is modified as follows: (1) any failure by you to resign from any cannabis-related business activities prior to the Company’s 2026 Annual Meeting of Stockholders shall constitute a failure by you to comply with a valid and legal directive of the Board and therefore constitute Cause; and (2) if the violation is curable, the Company cannot terminate you for Cause for conduct described in subsections (a) and (f) of the definition of “Cause” in the Severance Plan unless (A) the Company has provided written notice to you of the existence of the circumstances providing grounds for termination for Cause, (B) you have had at least thirty days from the date on which such notice is provided to cure such circumstances, and (C) the violation has not been satisfactorily cured by you, as reasonably determined by the Board. Exhibit A to the Executive Severance Plan shall be updated concurrent with the Start Date to reflect your participation as an Eligible Employee (as defined under the Executive Severance Plan).

Payments of severance under the Executive Severance Plan as well as other payments or benefits provided to you upon a separation from service (as defined in Code Section 409A), including but not limited to certain vesting provisions under the RSU and PSU award agreements, are subject to Code Section 409A and therefore will be delayed for six months after your separation from service to the extent required by Code Section 409A.

Conditions of
Employment:    As a condition of employment with the Company, you are required to sign the enclosed (i) Acknowledgement and Agreement Regarding Confidentiality Obligations and Code of Conduct and (ii) Employee Creation, Invention and Restrictive Covenants Agreement (together, the “Employee Covenant Agreements”) concurrent with your countersignature of this letter. You also must successfully complete, and the Company obtain satisfactory results from, the Company’s background check and drug and alcohol screening, and you must provide the Company with required valid documents for Employment Eligibility Verification (I-9 form) within three days after your Start Date as required by the Immigration Reform and Control Act of 1986.

To accept the Company’s employment offer, please counter-sign below and concurrently sign the Employee Covenant Agreements and return this signed letter and the signed Employee Covenant Agreements to me on or before July 21, 2025. This employment offer is being provided to you in consideration for your agreement to the restrictions contained in the Employee Covenant Agreements. If you refuse to sign and return the Employee Covenant Agreements concurrently with this letter, the Company will not employ you.

This offer is not an offer of employment for a specific period of time. This offer is for “at will” employment, meaning that it could be terminated at any time, with or without notice and for any
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or no reason, at the option of either you or the Company, subject to your severance rights pursuant to the Executive Severance Plan, as modified by this letter.

By signing below, you confirm that you do not have any type of written or oral non-solicitation or non-competition agreement or any other agreement, which would prevent you from accepting or performing services for the Company. You agree that you will not use or disclose confidential information obtained from previous employers during your employment with the Company, unless the information is publicly known or your previous employers have represented to you that you are entitled to use or disclose the information.

This letter and the Employee Covenant Agreements set forth our entire agreement and understanding and supersedes any and all other agreements, either oral or in writing, between the Company and you. This letter will be governed by and construed in accordance with the laws of the State of Kansas.

We look forward to you joining the Company!

Sincerely,

MGP Ingredients, Inc.

By: /s/ Martin Roper
Martin Roper
Chairman of the Board

Enclosures:    Acknowledgment and Agreement Regarding Confidentiality Obligations and Code of Conduct
Employee Creation, Invention and Restrictive Covenants Agreement

I have read and accept the employment and other terms set forth in this letter.

/s/ Julie Francis
Julie Francis

7/18/2025
Date

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Acknowledgement and Agreement
Regarding Confidentiality Obligations and Code of Conduct
As a condition to my initial or continued employment (as the case may be) by MGP Ingredients, Inc. (MGPI), I hereby acknowledge and agree as follows:

•I have been and/or will be entrusted with and have access to information that is confidential and proprietary to MGPI, including without limitation MGPI's business plans, technologies, product development and manufacturing information, recipes, financial information, methods of operation and production, strategies, trade secrets, pricing and pricing methods, processes, innovations, inventions, formulas, and similar confidential information provided to MGPI by its customers, vendors and suppliers (herein "Confidential Information").
•Any uncertainty I may have with respect to whether certain information is Confidential Information will be resolved by treating the information as though it were Confidential Information.
•MGPI’s Confidential Information has a substantial economic value to MGPI because it is not known outside of MGPI and that MGPI has made reasonable efforts to maintain the secrecy of the Confidential Information. If Confidential Information were to be disclosed to outside of MGPI, MGPI would suffer immediate and irreparable harm.
I further acknowledge and agree that in consideration of my initial or continued employment with MGPI, I am subject to the following obligations regarding MGPI’s Confidential Information, which I agree to comply with and uphold during the term of my employment and thereafter:

•To safeguard all Confidential Information from misuse or disclosure through any means of communication, including verbal, written, and electronic communication.
•To refrain from disclosing Confidential Information outside MGPI for any purpose that is not in the ordinary course of business (in which case I will disclose the Confidential Information only to those customers, vendors and third parties that have a need to know it, and who are subject to a confidentiality agreement with similar restrictions).
•To refrain from using Confidential Information for any purpose other than to directly benefit MGPI in accordance with MGPI’s directives
•To refrain from removing Confidential Information in any form from MGPI’s premises,
•To return any Confidential Information in my possession, custody or control, regardless of the media on which said information is stored, upon the termination of my employment with MGPI.
•To not directly or indirectly disclose or use any Confidential Information to or with any subsequent employer of mine, and to not undertake any employment or engagement with a third party where the disclosure or use of any Confidential Information would be inevitable.

I further acknowledge and agree that any and all Confidential Information, inventions, copyrights, and other intellectual property rights developed or created by me in the course of my employment, if any (the "Proprietary Rights"), are the sole property of MGPI, that I hereby assign all my rights in the Proprietary Rights to MGPI, and that my position at MGPI has not granted and does not grant to me any rights or interests in or to any of the Proprietary Rights.

Pursuant to the Defend Trade Secrets Act of 2016, the Parties understand that an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer's trade secrets to the attorney and use the trade secret information in the court proceeding if the individual: (a)files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.

Employee is notified that this Agreement does not apply to discoveries or inventions for which no equipment, supplies, facility, or trade secret information of Employer is used and which is developed entirely on Employee's own time, and (a) which does not relate (i) directly to Employer's business or (ii) to actual demonstrably anticipated research or development, or (b) which does not result from any work performed by Employee for Employer.

I further acknowledge and agree that I have reviewed the latest version of the MGPI Code of Conduct, and that I agree to be bound by and comply with the Code of Conduct, as it may be amended from time to time and published on MGPI’s website at: http://ir.mgpingredients.com/governance.cfm and MGPI’s intranet site MGP and Me.

/s/ Julie Francis
Employee Signature

Julie Francis
Print Name

Date:	7/18/2025

EMPLOYEE CREATION, INVENTION AND RESTRICTIVE COVENANTS AGREEMENT
THIS EMPLOYEE CREATION, INVENTION AND RESTRICTIVE COVENANTS AGREEMENT (the “Agreement”) is made and entered into by and between MGP Ingredients, Inc. (“Employer”) and the undersigned employee (“Employee”).
WHEREAS, Employer has developed or acquired for use and is continuing to develop, invent and acquire commercially valuable technical and non-technical creations and inventions and confidential information that has value to Employer's business because it is confidential;
WHEREAS, Employee has been hired, in part, to help Employer create and invent valuable new ideas and will have access to Employer's confidential information; and
WHEREAS, Employee acknowledges and agrees that this Agreement is designed to protect Employer’s legitimate business interests, including without limitation the misuse or inappropriate disclosure of Confidential Information (as defined in this Agreement) or engaging in unfair solicitation or competition during Employee’s employment with Employer and for a reasonable period of time thereafter.
NOW, THEREFORE, in consideration of the employment of the Employee by Employer, and in addition to any other terms and conditions of the Employee's employment, Employee hereby agrees with Employer as follows:
1.Confidential Information.
(a)Employee acknowledges that during the term of Employee's employment by Employer, Employee may develop or have access to and knowledge of certain information and data that Employer or any subsidiary, parent or affiliate of Employer (each an “Affiliate”) considers confidential and that the release of such information or data to unauthorized persons or entities would be extremely detrimental to Employer.
(b)“Confidential Information” shall mean any information or data used by or belonging or relating to Employer or any Affiliate, or any party to whom Employer owes a duty of confidentiality that is not known generally to the industry in which Employer or any Affiliate, or any party to whom Employer owes a duty of confidentiality is or may be engaged, including, without limitation, any and all trade secrets, proprietary data and information relating to Employer's or any Affiliate’s, or any party to whom Employer owes a duty of confidentiality's, past, present or future business and products, price lists, customer lists, processes, procedures or standards, know-how, manuals, business strategies, records, marketing plans, drawings, technical information, specifications, designs, patent information, financial information, whether or not reduced to writing, or information or data that Employer or any Affiliate or any party to whom Employer owes a duty of confidentiality advises Employee should be treated as confidential information. Confidential Information does not include any information that: (i) is rightfully known to Employee prior to Employee's employment and independent of any disclosure or access to the information via Employer as evidenced by Employee's written records; or (ii) is or later becomes part publicly available and known through no fault of Employee.
(c)Employee hereby agrees and acknowledges that Employee owes a duty to Employer not to disclose, and agrees that, during and after the term of Employee's employment by Employer, without the prior written consent of Employer Employee will not communicate, publish or disclose, to any person or entity anywhere or use (for Employee's own benefit or the benefit of others) any Confidential Information for any purpose other than carrying out Employee's duties and Employer's instructions as contemplated by this Agreement. Employee will use Employee's best efforts at all times to hold in confidence and to safeguard any Confidential Information to ensure that any unauthorized persons or entities do not gain possession of any Confidential Information and, in particular, will not permit any Confidential Information to be read, duplicated or copied. Employee will return to Employer all originals and copies of documents and other materials, whether in printed or electronic format or otherwise, containing or derived from Confidential Information in Employee's possession or under Employee's control when the duties of Employee no longer require Employee's possession thereof, or whenever Employer shall so request, and in any event will promptly return all such Confidential Information if Employee's employment with Employer is terminated for any or no reason and will not retain any copies thereof. Employee acknowledges that Employee is obligated to protect the Confidential Information from disclosure or use even after termination of Employee's employment with Employer.
(d)Defend Trade Secrets Act disclosure: Pursuant to the Defend Trade Secrets Act of 2016, the Parties understand that an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer's trade secrets to the attorney and use the trade secret information in the court proceeding if the individual: (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.
2.Assignment and disclosure of creations and inventions.
(a)If Employee has or does create, invent, design, develop, contribute to or improve any works of authorship, inventions, intellectual property, materials, documents or other work product, including without limitation, ideas, logos, tools, methods, designs, inventions, products, marketing, graphics, images, photographs, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials (collectively “Works”), either alone or with third parties, within the scope of or related to Employee's employment by Employer or to Employer's anticipated research or development, Employee hereby irrevocably assigns, to the maximum extent permitted by applicable law, all rights including without limitation intellectual property and moral rights therein and specifically including without limitation rights under patent, copyright, trademark, trade secret, unfair competition and related laws, to Employer.
(b)If Employee creates, invents, designs, develops, contributes to or improves any Works, either alone or with third parties, at any time during Employee’s employment by Employer, now and in the future, and within the scope of such employment and/or with the use of any the resources of Employer, Employee hereby irrevocably assigns, to the maximum extent permitted by applicable law, all rights including without limitation intellectual property rights therein and specifically including without limitation rights under patent, copyright, trademark, trade secret, unfair competition and related laws, to Employer.
(c)Employee agrees to promptly and fully disclose in writing to Employer all Works conceived, developed, created, made, perfected or reduced to practice while employed by Employer, or within 6 months thereafter in order to enable Employer to make a determination as to its rights with respect to the same.
(d)Any Works that are the subject of copyright shall be considered “works made for hire” within the meaning of the Copyright Act of 1976, as amended, and shall be the sole property of Employer.
(e)Employee agrees to execute and deliver all documents and do all acts that Employer deems necessary or desirable to secure Employer's rights in the Works including executing applications for any United States and/or foreign patents, trademarks, trade dress or copyright registrations. Any document prepared and filed pursuant to this subsection shall be prepared and filed at Employer's expense. Employee further agrees to cooperate with Employer as reasonably necessary to maintain or enforce Employer’s rights in the Works. Employee hereby irrevocably appoints Employer's President as Employee's attorney-in-fact with authority to execute for Employee and on Employee's behalf any and all assignments, patent, trademark, trade dress or copyright applications, or other documents required to be executed by Employee pursuant to this subsection, if Employee is unwilling or unable to execute same.
(f)Employer shall have the exclusive right and discretion, but not the obligation, to pursue patent, trademark, trade dress or copyright protection for any of the Works.
(g)Employee is notified that this Agreement does not apply to discoveries or inventions for which no equipment, supplies, facility, or trade secret information of Employer is used and which is developed entirely on Employee's own time, and (a) which does not relate (i) directly to Employer's business or (ii) to actual demonstrably anticipated research or development, or (b) which does not result from any work performed by Employee for Employer.
3.Restrictive Covenants.
(a)Employee agrees that during Employee’s employment with Employer and for a period of eighteen (18) consecutive months after the termination of such employment, whether such termination of employment is at the initiative of Employee or Employer and regardless of the reason for the termination of employment, Employee shall not, directly or indirectly, including as an owner (other than less than 2% ownership in any publicly-traded company), employee, independent contractor, agent, representative, or other relationship of or with any company or business, engage in any business activity which is competitive with, or substantially similar, to the business engaged in by the Employer.
(b)Employee agrees that during Employee’s employment with Employer and for a period of twenty-four (24) consecutive months after the termination of such employment, whether such termination of employment is at the initiative of Employee or Employer and regardless of the reason for the termination of employment, Employee may not directly or indirectly (i) recruit, solicit, or otherwise induce any employee of Employer or any of its Affiliates to leave the employment of Employer or any of its Affiliate or to become an employee of or otherwise be associated with Employee or any Employer or business with which Employee is or may become associated; or (ii)  hire any employee of Employer or any of its Affiliates as an employee or otherwise in any Employer or business with which Employee is or may become associated. Notwithstanding the foregoing, the restrictions in this Section 3(b) shall not apply with regard to (i) general solicitations that are not specifically directed to employees of Employer or its Affiliates (but the restrictions shall still apply to the hiring of any employee who responds to such general solicitation), (ii) serving as a reference at the request of any employee or (iii) actions taken in the good faith performance of Employee’s duties for and/or for the benefit of Employer and/or its Affiliates. For purposes of this Section 3, “Affiliate” shall refer to subsidiaries of Employer now existing or hereafter formed or acquired. The running of the restriction period contained in this Section 3(b) will be suspended and shall not apply during any period of violation and/or any period of time during which litigation to enforce this covenant is pending, but only to the extent Employer prevails in such litigation. Employer hereby provides the Defend Trade Secrets Act disclosure in Section 1(d) to Employee, the contents of which supersedes any contrary provisions of this Agreement.
(c)Employee agrees that during Employee’s employment with Employer and for a period of twenty-four (24) consecutive months after the termination of such employment, whether such termination of employment is at the initiative of Employee or Employer and regardless of the reason for the termination of employment, Employee agrees that Employee shall not, directly or indirectly, (i) do anything to discredit or otherwise injure the reputation or goodwill of Employer or its Affiliates, (ii) without the written consent of Employer, solicit, induce or attempt to solicit or induce any customer or any person or entity known by Employee or which would be reasonably known by Employee to be an employee, independent contractor or other professional or business relation of Employer (or any Affiliate) to cease doing business, or change the amount or terms of business, with Employer (or any Affiliate), or (iii) in any way interfere with Employer’s (or any Affiliate’s) relationship with any customer, employee, independent contractor, or other professional or business relation of Employer or Affiliate. For purposes hereof, a customer of Employer shall be defined as any person or entity who has purchased any goods or services from Employer (or any Affiliate) during the twenty-four (24) month period preceding termination of Employee’s employment.
(d)Employee acknowledges and agrees that, given the nature of the business of Employer, and Employer’s proposed business plans, the restrictions imposed upon Employee by this Section 3 and the purposes for such restrictions are reasonable and are designed to protect the trade secrets, confidential and proprietary business information and the future success of Employer and its Affiliates without unduly restricting Employee’s future employment. If, at the time of enforcement of this Section 3, a court shall hold that any of the duration, scope or geographic restrictions stated herein are unreasonable under circumstances then existing, the parties agree (and shall stipulate, if necessary, in an appropriate pleading) that the maximum duration, scope or geographic area reasonable under such circumstances shall be substituted for the stated duration, scope or geographic area. Employee acknowledges and agrees that in the event of Employee’s breach of any provision of this Section 3, Employer and its Affiliates will suffer irreparable harm and, accordingly, Employee agrees Employer’s right to terminate this Agreement for cause does not reflect Employer’s damages on account of such breach, shall not be Employer’s exclusive remedy, and that Employer shall be entitled to exercise any other remedies available to it at law or in equity, including injunctive relief or other equitable remedies. In the event of any breach of the provisions of this Section 3, Employee further agrees that the time periods set forth in this Section 3 shall be extended by the period of such breach.
(e)Employee agrees during the term of employment and thereafter, not to, with intent to damage, disparage or encourage or induce others to disparage Employer or its Affiliates or their respective officers, directors, employees or other service providers as of the date of termination of Employee’s employment (the “Employer Parties”). For purposes of this Section 3(e), the term “disparage” includes, comments or statements to the press, to the employees of Employer, or its Affiliates or to any individual or entity with whom Employer or its Affiliates has a business relationship (including any vendor, supplier, customer or distributor), or any public statement, that in each case is intended to, or can be reasonably expected to, damage any of the Employer Parties in more than a de minimis manner. Notwithstanding the foregoing, nothing in this Section 3(e) shall prevent Employee from (i) making any truthful statement to the extent, but only to the extent (A) necessary with respect to any litigation, arbitration or mediation involving this Agreement, including the enforcement of this Agreement, in the forum in which such litigation, arbitration or mediation properly takes place or (B) required by law, legal process or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction over Employee, (ii) making normal competitive statements during any period after the termination of Employee’s employment, (iii) making any statements in the good faith performance of Employee’s duties to Employer or its Affiliates, and (iv) rebutting any statements made by Employer or its Affiliates or their respective officers, directors, employees or other service providers.
(f)No reference in this Agreement to expiration or termination of this Agreement means expiration or termination of this Section 3. The parties agree that Section 3 shall survive the expiration dates mentioned herein or earlier termination of this Agreement for whatever reason, except as otherwise expressly set forth hereunder.
4.If a final judicial determination is made that any provision of this Agreement is an unenforceable, invalid or illegal restriction against Employee, the provisions hereof shall be rendered void only in such jurisdiction and only to the extent that such judicial determination finds such provisions unenforceable, invalid or illegal, and the enforceability of the remainder of this Agreement shall not be affected. Further, the parties agree that such provision may be modified by such court to the extent necessary to render it not unenforceable and that said provision as so modified shall become a part of this Agreement and be binding and enforceable, effective as of the date this Agreement is signed by the Employee.
5.Employee agrees that should Employee breach or threaten to breach any provision of this Agreement, Employer will suffer irreparable damages and its remedy at law will be inadequate, and, consequently upon any such breach or threatened breach of Employee, Employer shall be entitled to injunctive and other equitable relief, without needing to secure a bond, in addition to any other remedy which it may be entitled, to prevent such breach or threatened breach and to secure the enforcement of this Agreement.
6.This Agreement is the complete and exclusive statement of the terms of the subject matter hereof. The provisions of this Agreement shall supersede any and all other agreements, statements, understandings or representations which have been made by the parties hereto to the extent such agreements, statements, understandings or representations are inconsistent with and contrary to the provisions hereof; provided, however, if Employee has entered into or in the future enters into any other written agreement(s) with Employer or any Affiliate concerning non-disclosure of confidential information, non-solicitation, non-competition or other subject matter that is addressed in this Agreement, then this Agreement and any such other agreement(s) shall be interpreted collectively to provide the maximum protection available to Employer and its Affiliates under applicable law. No modifications of the provisions hereof shall be binding upon either party hereto unless expressed in a writing signed by the parties hereto.
7.Nothing contained in this Agreement shall be deemed or construed to be an employment contract nor to require Employer to employ, or to continue to employ, the Employee for any specified period of time.
8.This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Kansas. Any dispute arising from or relating to this Agreement shall be resolved by a state court sitting in Atchison County, Kansas or federal court sitting in Kansas City, Kansas, and the parties hereby consent to sole and exclusive venue and jurisdiction of such courts.

9.The waiver by either party, or the failure by either party, to claim a breach, or give notice with respect thereto, of any provision of this Agreement shall not be, nor be held to be, a waiver of any subsequent breach, or as affecting in any way the effectiveness, of such provision.
10.This Agreement is personal in nature and cannot be assigned by Employee, any attempt to do so being void. This Agreement can be assigned by Employer.
11.THIS AGREEMENT IS A NEGOTIATED AGREEMENT AND, BY THE EMPLOYEE'S EXECUTION HEREOF, THE EMPLOYEE ACKNOWLEDGES THAT THE EMPLOYEE HAS READ, UNDERSTANDS AND AGREES TO ALL THE PROVISIONS HEREOF.

    IN WITNESS WHEREOF, the parties have executed this Agreement by signing below.
                        EMPLOYEE:

                            /s/ Julie Francis
                        Name: Julie Francis
                        Date: July 18, 2025

                        MGP INGREDIENTS, INC. (EMPLOYER)

                        By:     /s/ Martin Roper
                        Name: Martin Roper, Chairman of the Board
                        Date: July 18, 2025